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                                                                       Exhibit 9
                                                                        to 14D-9

                      AMENDMENT TO RIGHTS AGREEMENT BETWEEN

                                  VIASOFT, INC.

                                       AND

                 HARRIS TRUST AND SAVINGS BANK, AS RIGHTS AGENT


         THIS AMENDMENT TO RIGHTS AGREEMENT (this "Amendment) is made as of this 14th day of July, 1999 by and between Viasoft, Inc., a Delaware corporation (the "Company"), and Harris Trust and Savings Bank, as rights agent (the "Rights Agent"), at the direction of the Company. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below).

         WHEREAS, the Company is entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the "Merger Agreement") among the Company, Compuware Corporation, a Michigan corporation ("Parent"), and CV Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of parent ("Sub"), providing for transactions (collectively, the "Merger") pursuant to which, among other things, Sub will make the Offer and, thereafter, the Company and Sub will effect the Merger and the Company will become a wholly-owned subsidiary of Parent, and the former stockholders of the Company will receive cash, all on the terms and subject to the conditions of the Merger Agreement.

         WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of April 20, 1998 (the "Rights Agreement").

         WHEREAS, the Company desires to amend the Rights Agreement in connection with the execution and delivery of the Merger Agreement.


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         WHEREAS, the Board of Directors on July 14, 1999, resolved to amend the
Rights Agreement as set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, the Rights Agreement is amended as follows:

         1. The definition of "Acquiring Person" set forth in Section 1 of the Rights Agreement is hereby amended by adding the following sentence to the end of that definition:

                  Notwithstanding the foregoing, no Person shall be or become an Acquiring Person by reason of the execution and delivery of the Agreement and Plan of Merger dated as of July 14, 1999 by and among the Company, Compuware Corporation, a Michigan corporation ("Parent"), and CV Acquisition , Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Sub"), (the "Merger Agreement") or the execution and delivery of any amendment thereto, the execution and delivery of the Shareholder Tender and Voting Agreements contemplated thereby (the "Tender Agreements") or the execution and delivery of any amendment thereto or any purchase of stock of the Company pursuant to the Offer.

         2. Section 7(a)(i) of the Rights Agreement shall be amended to read in its entirety as follows:

                  (i) the earlier of (1) the consummation of the Offer or (2) the Close of Business on the Final Expiration Date.

         3. The definition of "Shares Acquisition Date" included in Section 1 of the Rights Agreement shall be amended by adding the following sentence to the end of such definition:

                  Notwithstanding anything else set forth in this Agreement, a Shares Acquisition Date shall not be deemed to have occurred solely by reason of the public announcement, public disclosure, execution and delivery or amendment of the Offer, the Merger, the Merger Agreement or the Tender Agreements and the transactions contemplated thereby.


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         4. Section 3(a) of the Rights Agreement shall be amended by adding the following sentence to the end thereof:

                  Notwithstanding anything else set forth in this Agreement, no Distribution Date shall be deemed to have occurred solely by reason of the execution and delivery or amendment of the Merger Agreement, the Tender Agreements and the transactions contemplated thereby or the public announcement, public disclosure or consummation of the Offer.

         5. The first paragraph of Section 13 of the Rights Agreement shall be amended by adding the following phrase immediately after "then, and in each such case," in the first sentence thereof:

                  except in connection with the Merger Agreement,

         6. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.

         7. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


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         IN WITNESS WHEREOF, the parties herein have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:                                      VIASOFT, INC.



By: /s/ Mark R. Schonau                      By: /s/ Catherine R. Hardwick
    -------------------------------              -------------------------------
    Name: Mark R. Schonau                        Name: Catherine R. Hardwick
    Title: CFO                                   Title: Vice President and
                                                          General Counsel




Attest:                                      HARRIS TRUST AND SAVINGS BANK,
                                             Rights Agent



                                             By: /s/ Arlene M. Kaminski
By: /s/ Keith A. Bradley                         -------------------------------
    -------------------------------              Name: Arlene M. Kaminski
    Name: Keith A. Bradley                       Title: Trust Officer
    Title: Vice President

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